Exhibit 10.1
TERMINATION AGREEMENT
     This TERMINATION AGREEMENT, is effective as of November 10, 2008 by and between China Healthcare Acquisition Corp (“Purchaser”) and Europe Asia Huadu Environment Holding Pte. Ltd (“Company”) and Teambest International Limited and Madame Wang Lahua (collectively, “Seller”).
     WHEREAS, the Purchaser, Company and Seller entered into a Stock Purchase Agreement dated as of August 6, 2008 (“Purchase Agreement”).
     WHEREAS, the Purchaser, Company and Seller desire to terminate the Agreement.
     NOW THEREFORE, in consideration of the mutual premises and covenants made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Termination. Pursuant to Section 9.1(a) of the Purchase Agreement, the Purchaser and Seller agree mutually to terminate the Purchase Agreement and abandon the Acquisition (as defined in the Purchase Agreement) effective as of the effective date of this Termination Agreement.
     2. Release.
          (a) Each party (“Releasor”) hereby unconditionally and irrevocably and fully and forever releases, acquits and discharges to the maximum extent permitted by law each of the other parties hereto and each of their respective past, present, and future interest holders, directors, officers, managers, affiliates, employees, counsel, agents and representatives, and each of the other parties’ respective successors and assigns (individually, a “Releasee” and, collectively the “Releasees”) from any and all actions, causes of action, claims, demands, judgments, debts, suits or other liability of every kind, nature and description whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued and whether due or to become due) on account of or arising out of the Purchase Agreement or the termination thereof (“Liability”).
          (b) Further, Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, any proceeding of any kind against any Releasee, based upon any matter released hereby.
          (c) Releasor represents to the Releasees that it has not assigned or transferred or purported to assign or transfer to any person all or any part of, or any interest in, any claim, contention, demand, cause of action (at law or in equity) or Liability of any nature, character, or description whatsoever, which is or which purports to be released or discharged by this Release.

     3. Governing Law. This Termination Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to such state’s principles of conflicts of law.
     IN WITNESS WHEREOF, the undersign have executed and delivered this Termination Agreement as of the date first written above.

CHINA HEALTHCARE ACQUISITION CORP.

By:	/s/ Alwin Tan

Alwin Tan, President

EUROPE ASIA HUADU ENVIRONMENT
HOLDING PTE, LTD.

By:	/s/ Wang Lahua

Wang Lahua

TEAMBEST INTERNATIONAL LIMITED

By:	/s/ Wang Lahua

Wang Lahua

/s/ Wang Lahua

WANG LAHUA